Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.constellationenergypartners.com

Investor Contact: Charles C. Ward

                                 (877) 847-0009

Constellation Energy Partners Reports

Third Quarter 2012 Results

•	CEP completes 14 net wells and recompletions in the third quarter 2012 with an additional 55 net wells and recompletions in progress

•	Drilling efforts continue to target Mid-Continent oil opportunities available in CEP’s existing asset base

•	CEP’s revenue from sales and hedge settlements unchanged versus the prior quarter as revenue from oil production accounts for 30% of sales revenue for the year-to-date

HOUSTON—(BUSINESS WIRE)—Nov. 9, 2012—Constellation Energy Partners LLC (NYSE MKT: CEP) today reported third quarter 2012 results.

The company produced 3,126 MMcfe during the third quarter, which is down less than 1% versus the second quarter 2012, for average daily net production of 34.0 MMcfe during the third quarter. Year-to-date, the company produced 9,494 MMcfe for average daily net production of 34.6 MMcfe, which is down approximately 9% versus the first nine months of 2011.

The company’s revenue of $6.5 million for the third quarter 2012 includes revenue from sales of $9.7 million, revenue from hedge settlements of $6.3 million, a non-cash loss on mark-to-market activities of $10.2 million, and revenue from services provided to third parties of $0.7 million. Taken together, the company’s revenue from sales and hedge settlements totaled $16.0 million in the third quarter, which is unchanged from the second quarter of 2012. For the year-to-date, approximately 30% of the company’s revenue from sales has resulted from oil sales.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $3.44 per Mcfe for the third quarter 2012 compared to $3.24 for second quarter 2012. For the year-to-date, operating costs averaged $3.36 per Mcfe, which compares to $3.41 for the first nine months of 2011.

Adjusted EBITDA for the third quarter 2012 was $5.6 million, which is down about 10% versus the second quarter 2012 as a result of higher operating expenses recorded by the company in the third quarter 2012. Adjusted EBITDA for the year-to-date was $17.8 million.

On a GAAP basis, the company recorded a net loss of $11.2 million for the third quarter 2012 and a net loss of $10.3 million for the year-to-date.

The company completed 14 net wells and recompletions on capital spending of $3.7 million in the third quarter 2012. These well additions resulted in 62 net wells and recompletions for the year-to-date, and the company had an additional 55 net wells and recompletions in progress as of Sep. 30, 2012. Drilling activities remain focused on oil potential in the company’s existing asset base as well as capital efficient recompletions. The company continues to fund its capital program using cash flow from operations.

“Our drilling activity in the Cherokee Basin is progressing according to our plans, and we continue to see meaningful results from our focus on oil opportunities,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “We continue to look for opportunities to lower operating costs, and believe some of the initiatives we announced last quarter will begin to impact our results beginning later this year and throughout 2013. As we work to further improve our cost structure, we’ve maintained our focus on merger and acquisition opportunities and have also initiated several key strategic initiatives recently that we believe will benefit our unitholders.”

Distribution Outlook

The timing of any reinstatement of a quarterly distribution to CEP’s unitholders remains uncertain and may be impacted by the unitholder tax election vote currently scheduled at the company’s annual meeting. Any decision to reinstate any future quarterly distributions may also consider, among other things, the company’s outstanding indebtedness, the borrowing base under the company’s reserve-based credit facility, the renewal or replacement of the company’s reserve-based credit facility, the level of commodity prices at that time, and the cash reserved that are set by the company’s board of managers for the proper conduct of CEP’s business. Any future quarterly distributions must be approved by the company’s board of managers.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CST) on Friday, Nov. 9, 2012 to discuss third quarter 2012 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 8:30 a.m. (CST). The international phone number is (773) 799-3268. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (800) 214-3608 or (402) 220-3754 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on CEP’s Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its third quarter 2012 Form 10-Q on or about Nov. 9, 2012.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets; exploration costs; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and unrealized (gain) loss on derivatives/hedge ineffectiveness.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2012		2011		2012		2011
Net Production:
Total production (MMcfe)	3,126		3,414		9,494		10,383
Average daily production (Mcfe/day)	33,978		37,109		34,650		38,033

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$5.24	(a)	$7.32	(a)	$5.22	(a)	$11.36	(a)
Net realized price, excluding hedges	$3.24	(b)	$4.49	(b)	$3.16	(b)	$4.48	(b)

(a) Excludes impact of mark-to-market gains (losses) and net cost of sales.
(b) Excludes all hedges, the impact of mark-to-market gains (losses) and net cost of sales.

Net Wells Drilled and Completed	7		6		28		21
Net Recompletions	7		22		34		46
Developmental Dry Holes	—		—		—		1

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2012	2011	2012	2011
	($ in thousands)		($ in thousands)
Oil and gas sales	$16,653	$25,624	$50,520	$119,617
Gain/(Loss) from mark-to-market activities	(10,158)	5,819	(8,453)	(47,946)

Total revenues	6,495	31,443	42,067	71,671

Operating expenses:
Lease operating expenses	6,683	7,297	19,728	21,319
Cost of sales	287	640	923	1,701
Production taxes	495	847	1,552	2,278
General and administrative	4,076	4,548	11,808	12,783
Exploration costs	—	—	—	131
(Gain)/Loss on sale of assets	—	8	—	29
Depreciation, depletion and amortization	4,412	5,863	13,186	17,621
Asset impairments	—	1,935	107	1,935
Accretion expense	192	228	575	680

Total operating expenses	16,145	21,366	47,879	58,477

Other expenses:
Interest (income) expense, net	1,534	3,002	4,590	8,930
Other (income) expense	(21)	(69)	(114)	(195)

Total expenses	17,658	24,299	52,355	67,212

Net income (loss)	$(11,163)	$7,144	$(10,288)	$4,459

Adjusted EBITDA	$5,639	$12,671	$17,810	$82,755

EPU—Basic	($0.46)	$0.29	($0.43)	$0.18
EPU—Basic Units Outstanding	24,169,012	24,259,018	24,171,669	24,280,385

EPU—Diluted	($0.45)	$0.29	($0.42)	$0.18
EPU—Diluted Units Outstanding	24,568,292	24,259,018	24,345,079	24,280,385

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	Sep. 30,	Dec. 31,
	2012	2011
	($ in thousands)
Current assets	$31,781	$45,096
Oil and natural gas properties, net of accumulated depreciation, depletion and amortization	262,061	266,085
Other assets	14,243	23,125

Total assets	$308,085	$334,306

Current liabilities	$10,539	$14,554
Debt	88,400	98,400
Other long-term liabilities	15,742	14,432

Total liabilities	114,681	127,386

Common members’ equity	192,183	201,483
Accumulated other comprehensive income	1,221	5,437

Total members’ equity	193,404	206,920

Total liabilities and members’ equity	$308,085	$334,306

Constellation Energy Partners LLC

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2012	2011	2012	2011
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(11,163)	$7,144	$(10,288)	$4,459
Add:
Interest (income) expense, net	1,534	3,002	4,590	8,930
Depreciation, depletion and amortization	4,412	5,863	13,186	17,621
Asset impairments	—	1,935	107	1,935
Accretion expense	192	228	575	680
(Gain)/Loss on sale of assets	—	8	—	29
Exploration costs	—	—	—	131
Unit-based compensation programs	506	310	1,187	1,024
(Gain)/Loss from mark-to-market activities	10,158	(5,819)	8,453	47,946

Adjusted EBITDA (1), (2)	$5,639	$12,671	$17,810	$82,755

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(5,010)	$2,467	$875	$(2,685)
Add:
Interest (income) expense, net	1,437	4,076	3,056	5,928
Depreciation, depletion and amortization	4,358	5,893	8,774	11,758
Asset impairments	—	—	107	—
Accretion expense	192	226	383	452
(Gain)/Loss on sale of assets	(4)	14	—	21
Exploration costs	—	—	—	131
Unit-based compensation programs	394	341	681	714
(Gain)/Loss from mark-to-market activities	4,897	43,656	(1,705)	53,765

Adjusted EBITDA (1), (2)	$6,264	$56,673	$12,171	$70,084

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

•	interest (income) expense, net;

•	depreciation, depletion and amortization;

•	write-off of deferred financing fees;

•	asset impairments;

•	accretion expense;

•	(gain) loss on sale of assets;

•	exploration costs;

•	(gain) loss from equity investment;

•	unit-based compensation programs;

•	(gain) loss from mark-to-market activities; and

•	unrealized (gain) loss on derivatives/hedge ineffectiveness.

(2)	Results for the three months and six months ended June 30, 2011, and nine months ended Sep. 30, 2011, include $41.3 million in hedge settlements related to the company’s June 2011 hedge restructuring.